Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2023, with respect to the financial statements of IN8bio, Inc. as of December 31, 2022 and 2021 and for the years then ended, which report is included in the Annual Report on Form 10-K of IN8bio, Inc. for the year ended December 31, 2022, filed with the Securities and Exchange Commission. Our audit report includes an explanatory paragraph relating to IN8bio, Inc.’s ability to continue as a going concern.

/s/ CohnReznick LLP

Tysons, Virginia
January 19, 2024